                                                                     EXHIBIT 1.7





                               EARN UP AGREEMENT


         THIS EARN UP AGREEMENT (this "Agreement") is executed as of the 6th day of May, 1997 between Queen Sand Resources, Inc., a Delaware corporation (the "Company"), and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI").

         WHEREAS, the Company has entered into the Purchase Agreement (defined below) with JEDI pursuant to which JEDI is purchasing shares of the Company's Series A Participating Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), and certain warrants to purchase Common Stock of the Company, in exchange for (i) $5,000,000 cash; and (ii) this Agreement; and

         WHEREAS, the Company is repurchasing 9,600,000 shares of Common Stock (defined below) from Forseti Investments, ltd., a Barbados corporation ("Forseti"), pursuant to the terms of the Forseti Purchase Agreement (defined below);

         NOW, THEREFORE, in consideration of these premises, the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JEDI and the Company agree as follows:

1.0      DEFINITIONS

         "AAA" means the American Arbitration Association, or any successor organization.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of, or rights, warrants or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

         "Capitalized Lease Obligation" means the amount of the liability under any capital lease that, in accordance with GAAP, is required to be capitalized and reflected as a liability on the consolidated balance sheet of the Company and its Subsidiaries.

         "Class A Amount" is defined in Section 2(b).

         "Class B Amount" is defined in Section 2(c).

         "Class A Warrants" means the Class A Common Stock Purchase Warrants to purchase 1,000,000 shares of Common Stock issued to Forseti pursuant to the Forseti Purchase Agreement.

         "Class B Warrants" means the Class B Common Stock Purchase Warrants to purchase 2,000,000 shares of Common Stock issued to Forseti pursuant to the Forseti Purchase Agreement.

         "Common Stock" means the common stock, par value $.0015 per share, of the Company.

         "Consolidated Adjusted Net Income" means the consolidated net income (or loss) of the Company and its Subsidiaries for the fiscal year ending June 30, 1998 as determined in accordance with GAAP, adjusted by excluding, to the extent included in consolidated net income, (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, (c) the net income (or net loss) of any Person (other than the Company or any of its Subsidiaries) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Subsidiaries in cash by such other Person during such period, and (d) net income (or net loss) of any Person combined with the Company or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination.

         "Consolidated Interest Expense" means the amount which, in conformity with GAAP, is set forth opposite the caption "interest expense" (or any like caption) on the audited consolidated statement of operations of the Company and its Subsidiaries for the fiscal year ended June 30, 1998.

         "Consolidated Net Working Capital" means (i) the amount which, in conformity with GAAP, is set forth opposite the caption "total current assets" (or any like caption) on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1998 less (ii) the amount which, in conformity with GAAP, is set forth opposite the caption "total current liabilities" (or any like caption) on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1998.

         "Consolidated Non-cash Charges" means the amount which, in conformity with GAAP, is set forth opposite the caption "depreciation, depletion and amortization" (or any like caption) on the audited consolidated statement of operations of the Company and its Subsidiaries for the fiscal year ended June 30, 1998.

         "Consolidated Tax Expense" means the amount which, in conformity with GAAP, is set forth opposite the caption "income tax expense" (or any like caption) on the audited consolidated statement of operations of the Company and its Subsidiaries for the fiscal year ended June 30, 1998.

         "Dispute" is defined in Section 4.

         "EBITDA" means, without duplication, for the fiscal year ended June 30, 1998, the sum of (i) Consolidated Adjusted Net Income and (ii) to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges.

         "Earn Up Amount" is defined in Section 2(a).

         "Election Date" means September 30, 1998.

         "Exercise Price" means $2.50.

         "Forseti Earn Up Agreement" means the Earn Up Agreement entered into between the Company and Forseti substantially in the form of Exhibit A to this Agreement.

         "Forseti Interests" means all of the outstanding ownership interests in Forseti and each entity that controls or owns an ownership interests in Forseti.

         "Forseti Purchase Agreement" means the Securities Purchase Agreement dated March 27, 1997 between the Company and Forseti.

         "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, in effect from time to time.

         "Guaranteed Debt" means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries, or in effect guaranteed directly or indirectly by the Company or any of its Subsidiaries through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services to be acquired by such debtor irrespective of whether such property is received or such services are rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit.

         "Indebtedness" means, as of June 30, 1998, without duplication, (i) all indebtedness of the Company or any of its Subsidiaries for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, (ii) all obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations, (v) all indebtedness referred to in (but not excluded from) clause
(i), (ii), (iii) or (iv) above of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by the Company or any of its Subsidiaries, even though such Person has not assumed or become liable for the payment of such indebtedness, (vi) all Guaranteed Debt,
(vii) all Redeemable Capital Stock valued at its maximum fixed repurchase price plus accrued and unpaid dividends, and (viii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (vii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

         "Mediator" is defined in Section 6.

         "Outstanding Shares" means, as of June 30, 1998, the issued and outstanding shares of Common Stock, assuming the conversion of all shares of preferred stock of the Company that are convertible into shares of Common Stock, and excluding any shares of Common Stock held in treasury by the Company or held by any wholly-owned Subsidiary of the Company.

         "Payment Date" means October 15, 1998.

         "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint- stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

         "Price" means, if:
          -----
                              |Price(1) - Price(2)|
                              ----------------------        Less than or equal to 0.1,
                              Greater of Price(1) or        then (Price(1) + Price(2))/2;
                                    Price(2)


         provided, that if:   |Price(1) - Price(2)|         Greater than 0.1, then the
                              ----------------------        Company and JEDI
                              Greater of Price(1) or
                                    Price(2)

shall negotiate the Price; provided, further, that if the Price has not been agreed upon within 5 business days after the determination of Price(1) and Price(2), then the determination of the Price shall be submitted to nonbinding mediation and arbitration in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Price exceed the higher of Price(1) and Price(2) or be less than the lower of Price(1) and Price(2).


                          (1.1 * SEC PV10)) - Indebtedness + Consolidated Net Working Capital
         "Price(1)" =     ------------------------------------------------------------------------------
                          Outstanding Shares



                          (6.0 * EBITDA) - Indebtedness + Consolidated Net Working Capital
         "Price(2)" =     ------------------------------------------------------------------------------
                          Outstanding Shares

         "Purchase Agreement" means the Securities Purchase Agreement dated March 27, 1997 between the Company and JEDI.

         "Redeemable Capital Stock" means any Capital Stock of the Company or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is, or upon the happening of an event or passage of time would be, required to be redeemed, or
(ii) is, or upon the happening of an event or passage of time would be, redeemable at the option of the holder thereof, or (iii) is, or upon the happening of an event or passage of time would be, convertible into or exchangeable for debt securities.

         "SEC PV(10)" means the pre tax future net cash flows from proved oil and gas reserves of the Company and its Subsidiaries at June 30, 1998, computed using a discount factor of ten percent, as determined in accordance with the rules, regulations and guidelines of the United States Securities and Exchange Commission and reported in the reserve report dated as of such date prepared in accordance with Section 6.11 of the Purchase Agreement.

         "Statutory Declaration" means a statutory declaration by Forseti that as of the Election Date and the Payment Date (i) the individual who, as of the date hereof, owned all of the Forseti Interests owns all of the Forseti Interests (ii) there are no encumbrances, pledges or other liens on any equity interests in Forseti, and (iii) no other event under Section 6(h) has occurred.

         "Subsidiary" of a Person means any corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company or business trust of which at the time of determination such Person, directly and/or indirectly through one or more other Persons, owns more than 50% of the voting interests.

         "Transfer" of any property means any exercise, or any direct or indirect sale, transfer, encumbrance, gift, donation, assignment, grant of any interest, pledge, hypothecation or other disposition of such property or any interest therein, whether voluntary or involuntary, including, but not limited to, any transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

         "Value" is defined in Section 2(e).

         "Warrant Transfer Amount" is defined in Section 2(d).

         "Warrants" means, collectively, the Class A Warrants and the Class B Warrants.

2.0      PAYMENT OF EARN UP AMOUNT

         (a) On the Payment Date, subject to the limitations in Section 3, and only against delivery by the Company to JEDI of evidence satisfactory to JEDI that Forseti has delivered to the Company (x) the Warrants and (y) the Statutory Declaration, JEDI shall pay the Company an amount (the "Earn Up Amount") equal to the amount, if any, by which
         (i) the sum of the Class A Amount and the Class B Amount exceeds (ii) the Warrant Transfer Amount; provided, that in no event shall the Earn Up Amount exceed $9,400,000.

         (b) The "Class A Amount" means a dollar amount equal to the product of (i) the Value (not to exceed $1.50) less $1.25, multiplied by (ii) 9,600,000; provided, that in no event shall the Class A Amount be greater than $2,400,000; and if the Class A Amount is zero or a negative number, the Class A Amount shall be deemed to be zero.

         (c) The "Class B Amount" means a dollar amount equal to the product of (i) the Value (not to exceed $1.25) less $0.521, multiplied by (ii) 9,600,000; provided, that in no event shall the Class B Amount be greater than $7,000,000; and if the Class B Amount is zero or a negative number, the Class B Amount shall be deemed to be zero.

         (d) The "Warrant Transfer Amount" means a dollar amount equal to the greatest of (i) the product of (x) $3.50 multiplied by (y) the aggregate number of Class A Warrants and Class B Warrants Transferred by Forseti before the Payment Date; (ii) the aggregate gross proceeds that Forseti has received or is entitled to receive from the Transfer of all of the Class A Warrants and Class B Warrants Transferred by Forseti before the Payment Date; and (iii) the difference between the average daily bid price of the Company's Common Stock for the 21-day period ending on the Election Date less the Exercise Price, multiplied by the number of Class A Warrants and the Class B Warrants Transferred by Forseti before the Payment Date.

         (e) The "Value" means the product of the Price, multiplied by 0.60; provided, that if (i) the Common Stock is quoted on The Nasdaq National Market at the Election Date and (ii) the average daily trading volume of the Company's shares of Common Stock for the 21-day period ending on the Election Date is at least 50,000 shares per day (excluding trading of shares in any accounts controlled by the Company or Forseti or their respective Affiliates, and provided, that if on any of the 21 days the trading volume is greater than 300,000 shares, then only 300,000 shares on such days may be used in calculating the average), then Value means the product of the Price, multiplied by 0.75.

         (f) The Company represents and warrants to JEDI that the definitions of the terms "Price" and "Value" in the Forseti Earn Up Agreement are identical to the definitions of such terms in this Agreement.

3.0      LIMITATION ON EARN UP AMOUNT

         The Earn Up Amount shall in no event exceed the amount defined in the Forseti Purchase Agreement as the "Earn Up Amount."

4.0      MEDIATION.

         Any controversy, dispute or claim arising out of or relating to this Agreement (a "Dispute") shall be submitted to non-binding mediation upon the request of the Company or Forseti on the following terms. Upon the request of either party, a neutral mediator acceptable to both parties (the "Mediator") shall be appointed within 15 days. The Mediator shall attempt through negotiations in any manner deemed reasonably appropriate by the Mediator, in which the parties shall participate, to resolve the Dispute. The Mediator shall be compensated at a rate agreeable to the Company, Forseti and the Mediator, and each of the Company and Forseti shall pay its pro rata share of such compensation and other expenses of the mediation.

5.0      ARBITRATION.

         In the event that mediation of a Dispute has not commenced within 15 days after a request for mediation is submitted or is terminated without resolution under Section 5.0, any controversy or claim arising out of or relating to this Agreement, including the right to or amount of indemnity, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA by three (3) arbitrators. Each of Forseti and the Company shall appoint one arbitrator, who shall be an impartial person. If a party fails to appoint an arbitrator within thirty (30) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the arbitrator. The two (2) arbitrators thus appointed shall appoint the third arbitrator, who shall be an impartial person. If said two (2) arbitrators fail to appoint the third arbitrator within sixty (60) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the third arbitrator, who shall be an impartial person. Should any of the arbitrators appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth in this clause for the original appointment. The arbitration shall be held in Dallas, Texas and shall be conducted in the English language. A decision by the arbitrators shall be final and binding on all the parties. The arbitrators shall execute and deliver to the respective parties the arbitration panel's decision in writing. Judgment upon the award, if any, rendered by the arbitrators (which must be expressed in United States Dollars) may be entered in any court having jurisdiction thereof. In any award, the arbitrators shall assess the arbitration costs and expenses, including, without limitation, attorneys fees of the parties, in a manner deemed equitable by the arbitrators, taking into account the arbitration decision. Notwithstanding anything to the contrary in this Agreement, if a Dispute involves the determination of Price, the Price, as determined by arbitration under this Section 5, shall not (i) (a) exceed the higher or Price(1) and Price(2), or (b) be lower than the lower of Price(1) and Price(2), or (ii) exceed the Price as determined under the Forseti Earn Up Agreement, including a Price as determined by arbitration under the provisions of the Forseti Earn Up Agreement.

6.0      MISCELLANEOUS

         (a) Governing Law. This Agreement shall be governed by the substantive laws of the State of Texas.

         (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable.

         (c) Entirety and Amendments. This Agreement embodies the entire agreement and understanding relating to the subject matter hereof, supersedes all prior understandings between the parties relating to the subject matter hereof, and may be amended only by an instrument in writing executed by the Company and JEDI.

         (d) Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Company and JEDI, and their respective successors and permitted assigns. Neither the Company nor JEDI may assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other party.

         (e) Notices. Unless otherwise specified, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, that communication must be in writing (which may be by telecopy) to be effective and is deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly by telephone; but any requirement in this parenthetical does not affect the date when the telecopy is deemed to have been delivered), or (b) if by any other means, including by internationally acceptable courier or hand delivery, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for the Company and JEDI are:

         If to JEDI:               Joint Energy Development Investments
                                   Limited Partnership
                                   c/o Enron Corp.
                                   1400 Smith Street
                                   Houston, Texas 77002
                                   Attention: Donna Lowry - Director, 28th Floor
                                   Telecopier: (713) 646-3602

         If to Company:            Queen Sand Resources, Inc.
                                   3500 Oak Lawn, Suite 380, L.B.#31
                                   Dallas, Texas  75219-4398
                                   Attn: Robert P. Lindsay
                                   Facsimile: (214) 521-9960

         With copies to:           Queen Sand Resources, Inc.
                                   60 Queen Street, Suite 1400
                                   Ottawa, Canada  K1P 5Y7
                                   Attn:  Edward J. Munden
                                   Facsimile: (613) 230-6055

                                   Haynes and Boone, LLP
                                   901 Main Street, Suite 3100
                                   Dallas, Texas  75202
                                   Attn: William L. Boeing
                                   Facsimile:  (214) 651-5940

         (f) Section and Other Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         (h) Termination. This Agreement shall terminate automatically, and JEDI shall have no obligation to pay any Earn Up Amount, (a) in the event the "Election Date" under the Forseti Earn Up Agreement is after September 30, 1998 or the "Payment Date" under the Forseti Earn Up Agreement is after October 15, 1998, (b) upon the Transfer of any Warrants in violation of the restrictions on Transfer of Warrants under the Forseti Purchase Agreement, (c) upon the election by Forseti to retain the Warrants under Section 2(a)(ii) of the Forseti Earn Up Agreement, (d) upon the Transfer by Forseti of all of the Warrants,
         (e) upon the Transfer of any ownership interest in Forseti or any entity controlling Forseti where the purpose of the transfer is to realize or receive cash, securities or any other property as consideration for the Warrants without transferring the Warrants, (f) in the event that, on the Election Date or the Payment Date, the individual who, as of the date hereof owned, directly or indirectly, all of the Forseti Interests does not own, directly or indirectly, all of the Forseti Interests, or (g) the termination of the Forseti Earn Up Agreement for any reason.

         (i) Currency. All dollar amounts in this Agreement shall mean United States dollars.

         IN WITNESS WHEREOF, JEDI and the Company have executed this Agreement as of the day and year first stated above.


                            JOINT ENERGY DEVELOPMENT
                            INVESTMENTS LIMITED PARTNERSHIP

                            By:      Enron Capital Management Limited
                                     Partnership, its General Partner

                            By:      Enron Capital Corp., its General
                                     Partner



                            By:      /s/ Steven M. Emshoff
                               ----------------------------------------------
                                     Steven M. Emshoff
                                     Agent and Attorney-in-Fact


                            QUEEN SAND RESOURCES, INC.


                            By:      /s/ Edward J. Munden
                               ----------------------------------------------
                                     Edward J.  Munden
                                     President and Chief Executive Officer


                            and

                            By:      /s/ Robert P. Lindsay
                               ----------------------------------------------
                                     Robert P.  Lindsay
                                     Chief Operating Officer

                                   EXHIBIT A

                           FORSETI EARN UP AGREEMENT


                             [See Exhibit 1.12 to
                                 this Current
                             Report on Form 8-K]